Exhibit 99.1

Investor Contact: Ahmed Pasha 703 682 6451

Media Contact: Rich Bulger 703 682 6318

AES Reports Adjusted Earnings Per Share of $0.36 for Third Quarter 2012 and $0.91 for Year-To-Date 2012; Reaffirms 2012 Guidance Ranges for All Metrics; Increases Cost Savings Target By $45 Million

Third Quarter & Year-To-Date 2012 Results

•

Third Quarter Adjusted Earnings Per Share increased $0.08 to $0.36, driven by contributions from new businesses, cost cutting and a lower share count, partially offset by unfavorable foreign currency exchange rates

•

Third Quarter Diluted Earnings Per Share from Continuing Operations decreased $2.01 to ($2.10), primarily due to a $2.46 per share goodwill impairment loss at DPL in the United States, partially offset by higher operating earnings

•	Year-To-Date 2012 Adjusted Earnings Per Share up 12% over Year-To-Date 2011

Other Significant Announcements

•	Increased cost savings target by $45 million to $145 million when compared to 2011

•	Board authorized $225 million of Parent debt pre-payment

•	Repurchased $49 million of stock since the Second Quarter earnings call, for a total investment of $390 million since September 2011

•	Completed the sale of its interests in wind and coal assets in China for proceeds of approximately $86 million

•	Reaffirmed full year 2012 guidance ranges for all metrics

ARLINGTON, Va, November 7, 2012 – The AES Corporation (NYSE: AES) today reported Adjusted Earnings Per Share (Adjusted EPS, a non-GAAP financial measure) of $0.36 for the third quarter of 2012 and $0.91 for the first nine months of 2012, in line with the Company’s expectations. Third Quarter 2012 results were driven by the contributions of new businesses in the United States and Latin America, reduced SG&A expenses and a lower share count. These positive drivers were partially offset by unfavorable movements in foreign exchange rates.

“We continue to take important steps to better align the organization with our strategic goals. We recently announced a reorganization of the Company that will streamline how we work and decrease our company-wide overhead. As a result, we have increased our overhead cost savings target by $45 million to $145 million annually by 2014 from our starting point in 2011,” said Andrés Gluski, AES President and Chief Executive Officer. “Regarding capital allocation, we have executed on what we laid out as our first year plan last November by repurchasing $390 million of our stock and paying down or authorizing pre-payment of a total of $717 million in debt, largely with the proceeds from our focused asset sales. Next week, we will be paying our first quarterly dividend of $0.04 per share, the Company’s first cash dividend since 1993.”

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“Our third quarter results exceeded last year’s results, driven by our new businesses in the United States and Latin America, cost cutting initiatives and the results of our capital allocation strategy,” said Tom O’Flynn, AES Executive Vice President and Chief Financial Officer. “We are positioned to deliver on our 2012 commitments and we are reaffirming all of our 2012 guidance metrics.”

Additional Highlights

•

Since August 2012, the Company repurchased 4.3 million shares for a total investment of $49 million. Since September 2011, the Company repurchased 34 million shares for $390 million, at an average price of $11.55 per share. Total shares outstanding as of September 30, 2012 is 744 million.

•

In late 2011, the Company announced a cost cutting target of $100 million by 2014. This year, the Company is ahead of this original goal and now expects to achieve $65 million, net of one-time restructuring expenses in 2012, and expects to reach the full $100 million of savings in 2013. The recently announced reorganization will result in an additional $45 million in sustainable cost savings by 2014, totaling $145 million less in overhead costs than in 2011.

•

During the quarter, the Company completed the sale of its interests in the 2,100 MW coal-fired Yangcheng plant in China and its 49 percent equity interest in the 248 MW China Wind joint venture for a total of $86 million. The Company expects to close the sale of the remaining 379 MW hydro capacity for $49 million before the end of 2012.

•	During the quarter, the Company completed construction of two wind and solar projects, totaling 52 MW.

•

The quarterly cash dividend of $0.04 per share is payable on November 15, 2012 to common shareholders of record as of October 30, 2012, with an ex-dividend date of October 26, 2012. On an annual basis the total dividend payment will be approximately $120 million, or $0.16 per share.

2012 Guidance

•

The Company reaffirmed its full year 2012 Adjusted EPS guidance range of $1.22-$1.30, which is based on foreign exchange and commodity price assumptions as of September 30, 2012, and includes all announced and closed asset sales. As previously disclosed in August 2012, the Company expects its Adjusted EPS to come in at the low end of the guidance range.

•

The Company reaffirmed its Proportional Free Cash Flow guidance range of $1,050-$1,250 million. As previously disclosed in May 2012, the Company expects Proportional Free Cash Flow to come in at the low end of the guidance range. The Company reaffirmed its Subsidiary Distributions guidance range of $1,325-$1,525 million. As previously disclosed in August 2012, the Company expects Subsidiary Distributions to come in at the low end of the range. In providing its full year 2012 Adjusted EPS guidance, the Company notes that there could be differences between expected reported earnings and estimated operating earnings for matters such as, but not limited to: (a) unrealized gains or losses related to derivative transactions; (b) unrealized foreign currency gains or losses; (c) gains or losses due to dispositions and acquisitions of business interests; (d) losses due to impairments; and (e) costs due to the early retirement of debt. At this time, management is not able to estimate the aggregate impact, if any, of these items on reported earnings. Accordingly, the Company is not able to provide a corresponding GAAP equivalent for its Adjusted EPS guidance.

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Table 1: Results for Third Quarter & Year-to-Date 2012

	Third Quarter 2011	Third Quarter 2012	Year-to-Date 2011	Year-to-Date 2012	Full Year 2012 Guidance
Consolidated Revenue	$ 4,307 M	$ 4,587 M	$ 12,898 M	$ 13,519 M	NA
Consolidated Gross Margin	$ 1,010 M	$ 1,004 M	$ 2,995 M	$ 2,774 M	$ 3,600-3,800 M
Proportional Gross Margin[1]	$ 570 M	$ 738 M	$ 1,779 M	$ 2,063 M	$ 2,650-2,850 M
Consolidated Cash Flow from Operating Activities	$ 1,136 M	$ 1,015 M	$ 2,313 M	$ 2,129 M	$ 2,900-3,100 M
Proportional Cash Flow from Operating Activities[1]	$ 625 M	$ 656 M	$ 1,238 M	$ 1,444 M	$ 1,925-2,125 M
Consolidated Free Cash Flow[1]	$ 895 M	$ 785 M	$ 1,615 M	$ 1,423 M	$ 1,700-1,900 M
Proportional Free Cash Flow[1]	$ 460 M	$ 501 M	$ 764 M	$ 949 M	$ 1,050-1,250 M
Subsidiary Distributions to the Parent Company[2]	$ 394 M	$ 343 M	$ 1,104 M	$ 1,010 M	$ 1,325-1,525 M
Diluted EPS from Continuing Operations	$ (0.09)	$ (2.10)	$ 0.46	$ (1.52)	NA
Adjusted EPS[1]	$ 0.28	$ 0.36	$ 0.81	$ 0.91	$ 1.22-1.30

[1]	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.
[2]	See definitions.

Key drivers of Third Quarter results include (comparison of Q3 2012 vs. Q3 2011):

•

Consolidated Revenue increased by $280 million to $4.6 billion, due to: (i) the contributions of the Company’s new businesses, primarily DPL; and (ii) recovery of pass through costs of energy at Eletropaulo in Brazil. These increases were partially offset by the unfavorable impact of foreign currency.

•

Consolidated Gross Margin decreased by $6 million to $1.0 billion, due to: (i) the unfavorable impact of foreign currency; (ii) lower tariffs at Eletropaulo as a result of the worse than expected outcome related to the 2011 tariff reset passed by the Brazilian regulator in July of 2012; and (iii) an increase in fixed costs in Latin America. These declines were mostly offset by: (i) the contribution of the Company’s new businesses, as discussed above; and (ii) the favorable impact of unrealized mark-to-market derivative adjustments at Sonel in Cameroon.

•

Proportional Gross Margin (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $168 million to $738 million, due to the contribution of the Company’s new businesses, partially offset by lower tariffs and higher fixed costs at Eletropaulo.

•

Consolidated Cash Flow from Operating Activities decreased by $121 million to $1.0 billion driven by a decrease at its utility businesses in Latin America. This decline was partially offset by: (i) an increase due to the acquisition of DP&L in the United States, which closed in November 2011; and (ii) an increase at the Company’s generation businesses in Latin America.

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•

Proportional Cash Flow from Operating Activities (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $31 million to $656 million, due to: (i) an increase due to the acquisition of DP&L; and (ii) an increase at the Company’s generation businesses in Latin America. These increases were partially offset by a decrease at its utility businesses in Latin America.

•

Consolidated Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $110 million to $785 million due to the same factors driving Consolidated Cash Flow from Operating Activities.

•

Proportional Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $41 million to $501 million due to the same factors driving Proportional Cash Flow from Operating Activities.

•

Diluted EPS from Continuing Operations decreased by $2.01 per share to a loss of $2.10 per share due primarily to goodwill impairment expense at DPL in the United States of $1,850 million or $2.46 per share. This decline was partially offset by: (i) the contribution of the Company’s new businesses, as discussed above; (ii) lower foreign currency transaction losses compared to the third quarter of 2011; and (iii) lower SG&A expenses.

•

Adjusted EPS (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $0.08 to $0.36 per share due to: (i) the contribution of the Company’s new businesses, as discussed above; (ii) lower SG&A expenses; and (iii) a lower share count. These gains were partially offset by unfavorable foreign currency. Table 2 provides a reconciliation of Diluted EPS to Adjusted EPS for the third quarter of 2012 as compared to the third quarter of 2011.

Table 2: Reconciliation of Diluted EPS to Adjusted EPS for Q3 2012 as compared to Q3 2011

	Q3 2012	Q3 2011
Diluted Earnings Per Share from Continuing Operations	$(2.09)	$(0.09)
Unrealized derivative losses	—	0.01
Unrealized foreign currency transaction (gains)/losses	(0.01)	0.08
Disposition/Acquisition (gains)	(0.04)	—
Impairment losses	2.50	0.25
Debt retirement losses	—	0.03

Adjusted Earnings Per Share	$0.36	$0.28

See Appendix for more detail and additional reconciliations for non-GAAP measures. Diluted weighted-average shares outstanding for non-GAAP measures: 751 million (2012) and 782 million (2011).

Key drivers of Year-to-Date results include (comparison of Q3 YTD 2012 vs. Q3 YTD 2011):

•

Consolidated Revenue increased by $621 million to $13.5 billion, due to: (i) the contributions of the Company’s new businesses in the United States, Bulgaria and Latin America; (ii) higher volume at its generation businesses in Latin America and Asia; and (iii) higher prices at its utility businesses in El Salvador and at Sul in Brazil. These increases were partially offset by: (i) the unfavorable impact of

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foreign currency; (ii) lower prices due to the unfavorable 2011 tariff reset at Eletropaulo that was passed by the Brazilian regulator in July 2012; and (iii) the unfavorable impact of the deconsolidation of Cartagena, in Spain, as a result of the sale of 80% of its ownership in February 2012.

•

Consolidated Gross Margin decreased by $221 million to $2.8 billion, due to: (i) the unfavorable impact of foreign currency; and (ii) lower prices due to the unfavorable tariff reset at Eletropaulo described above. These declines were partially offset by the contributions of new businesses, as discussed above.

•

Proportional Gross Margin (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $284 million to $2.1 billion due to: (i) the contributions of new businesses in the United States, Bulgaria and Latin America; and (ii) the favorable impact of a non-recurring arbitration settlement during the first quarter of 2012 at Cartagena in Spain. These gains were partially offset by: (i) lower prices and the impact of the July 2011 tariff reset at Eletropaulo, as discussed above; and (ii) lower energy exports from TermoAndes in Argentina to Chile and higher contract levels at lower energy prices at AES Gener in Chile.

•

Consolidated Cash Flow from Operating Activities decreased by $184 million to $2.1 billion, driven by a decrease at its utility businesses in Latin America. This decrease was partially offset by: (i) an increase at its utility businesses in North America, due to the acquisition of DP&L in November 2011; and (ii) an increase at its generation businesses in Latin America and Asia.

•

Proportional Cash Flow from Operating Activities (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $206 million to $1.4 billion due to: (i) an increase at its utility businesses in North America, due to DP&L, which was acquired in November 2011; and (ii) an increase at its generation businesses in Latin America and Asia. This was partially offset by a decrease at its utility businesses in Latin America.

•

Consolidated Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $192 million to $1.4 billion due to the same factors driving Consolidated Cash Flow from Operating Activities.

•

Proportional Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $185 million to $949 million due to the same factors driving Proportional Cash Flow from Operating Activities.

•

Diluted EPS from Continuing Operations decreased by $1.98 to a loss of $1.52 per share due primarily to: (i) goodwill impairment expense at DPL in the United States; (ii) higher foreign currency transaction losses; and (iii) a higher effective tax rate. This decline was partially offset by: (i) the contribution of the Company’s new businesses, as discussed above; (ii) the favorable impact of a non-recurring arbitration settlement during the first quarter of 2012 at Cartagena in Spain; (iii) gains on the disposition of assets; and (iv) lower SG&A expenses.

•

Adjusted EPS (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $0.10 to $0.91 per share, due to: (i) the contribution of the Company’s new businesses, as discussed above; (ii) the favorable impact of a non-recurring arbitration settlement during the first quarter of 2012 at Cartagena in Spain; (iii) lower SG&A expenses; and (iv) a lower share count.

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These increases were partially offset by: (i) unfavorable foreign currency; and (ii) a higher effective tax rate. Table 3 provides a reconciliation of Diluted EPS to Adjusted EPS for Year-to-Date 2012 as compared to Year-to-Date 2011.

Table 3: Reconciliation of Diluted EPS to Adjusted EPS for Q3 YTD 2012 as compared to Q3 YTD 2011

	Q3 YTD 2012	Q3 YTD 2011
Diluted Earnings Per Share from Continuing Operations	$(1.51)	$0.46
Unrealized derivative losses	0.07	—
Unrealized foreign currency transaction (gains)/losses	(0.01)	0.03
Disposition/Acquisition (gains)	(0.18)	—
Impairment losses	2.54	0.28
Debt retirement losses	—	0.04

Adjusted Earnings Per Share	$0.91	$0.81

See Appendix for more detail and additional reconciliations for non-GAAP measures. Diluted weighted-average shares outstanding for non-GAAP measures: 763 million (2012) and 787 million (2011).

Non-GAAP Financial Measures

See Non-GAAP Financial Measures for definitions of Adjusted Earnings Per Share, Adjusted Pre-Tax Contribution, Proportional Gross Margin, Adjusted Gross Margin, Proportional Adjusted Gross Margin, Proportional Cash Flow From Operating Activities, Consolidated Free Cash Flow, Proportional Free Cash Flow, as well as reconciliations to the most comparable GAAP financial measure.

Attachments

Consolidated Statements of Operations, Consolidated Balance Sheets, Segment Information, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information and 2012 Financial Guidance Elements.

Conference Call Information

AES will host a conference call on Wednesday, November 7, 2012 at 10:00 a.m. Eastern Standard Time (EST). Interested parties may listen to the teleconference by dialing 1-800-857-6557 at least ten minutes before the start of the call. International callers should dial +1-415-228-4653. The participant passcode for this call is 11712. Internet access to the presentation materials will be available on the AES website at www.aes.com by selecting “Investor Information” and then “Quarterly Financial Reports.”

A telephonic replay of the call will be available from approximately 12:00 p.m. EST on Wednesday, November 7, 2012 through Wednesday, November 28, 2012. Callers in the U.S. please dial 1-800-385-2567. International callers should dial +1-203-369-3264. The system will ask for a passcode; please enter 11712. A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

About AES

The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 27 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 27,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2011 revenues were $17 billion and we own and manage $45 billion in total assets. To learn more, please visit www.aes.com.

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Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks discussed under Item 1A “Risk Factors” and Item 7: Management’s Discussion & Analysis in AES’ 2011 Annual Report on Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of the Company’s 2011 Annual Report on Form 10-K dated on or about February 24, 2012 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

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THE AES CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions, except per share amounts)
Revenue:
Regulated	$2,546	$2,373	$7,375	$7,136
Non-Regulated	2,041	1,934	6,144	5,762

Total revenue	4,587	4,307	13,519	12,898

Cost of Sales:
Regulated	(2,114)	(1,707)	(6,267)	(5,332)
Non-Regulated	(1,469)	(1,590)	(4,478)	(4,571)

Total cost of sales	(3,583)	(3,297)	(10,745)	(9,903)

Gross margin	1,004	1,010	2,774	2,995

General and administrative expenses	(64)	(90)	(225)	(282)
Interest expense	(401)	(418)	(1,202)	(1,137)
Interest income	89	102	263	293
Other expense	(15)	(76)	(59)	(126)
Other income	7	57	40	107
Gain on sale of investments	30	-	214	7
Goodwill impairment	(1,850)	(17)	(1,850)	(17)
Asset impairment expense	(43)	(130)	(72)	(163)
Foreign currency transaction losses	(8)	(90)	(110)	(20)
Other non-operating expense	-	(82)	(50)	(82)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES AND EQUITY IN EARNINGS OF AFFILIATES	(1,251)	266	(277)	1,575
Income tax expense	(176)	(68)	(519)	(457)
Net equity in earnings of affiliates	24	5	48	11

INCOME (LOSS) FROM CONTINUING OPERATIONS	(1,403)	203	(748)	1,129
Income (loss) from operations of discontinued businesses, net of income tax (benefit) expense of $(2), $(16), $3, and $(22), respectively	3	(28)	-	(44)
Net gain (loss) from disposal and impairments of discontinued businesses, net of income tax (benefit) expense of $(1), $0, $60, and $0, respectively	(2)	-	68	-

NET INCOME (LOSS)	(1,402)	175	(680)	1,085
Noncontrolling interests:
Less: Income from continuing operations attributable to noncontrolling interests	(166)	(271)	(407)	(769)
Less: Income from discontinued operations attributable to noncontrolling interests	-	(35)	-	(49)

Total net income attributable to noncontrolling interests	(166)	(306)	(407)	(818)

NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION	$(1,568)	$(131)	$(1,087)	$267

AMOUNTS ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS:
Income (loss) from continuing operations, net of tax	$(1,569)	$(68)	$(1,155)	$360
Income (loss) from discontinued operations, net of tax	1	(63)	68	(93)

Net income (loss)	$(1,568)	$(131)	$(1,087)	$267

BASIC EARNINGS PER SHARE:
Income (loss) from continuing operations attributable to The AES Corporation common stockholders, net of tax	$(2.10)	$(0.09)	$(1.52)	$0.46
Income (loss) from discontinued operations attributable to The AES Corporation common stockholders, net of tax	-	(0.08)	0.09	(0.12)

NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$(2.10)	$(0.17)	$(1.43)	$0.34

DILUTED EARNINGS PER SHARE:
Income (loss) from continuing operations attributable to The AES Corporation common stockholders, net of tax	$(2.10)	$(0.09)	$(1.52)	$0.46
Income (loss) from discontinued operations attributable to The AES Corporation common stockholders, net of tax	-	(0.08)	0.09	(0.12)

NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$(2.10)	$(0.17)	$(1.43)	$0.34

DIVIDENDS DECLARED PER COMMON SHARE:	$0.04	$-	$0.04	$-

THE AES CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2012	December 31, 2011
		(Revised)(1)
	(in millions, except share and per share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,943	$1,704
Restricted cash	735	478
Short-term investments	873	1,356
Accounts receivable, net of allowance for doubtful accounts of $307 and $273, respectively	2,671	2,534
Inventory	796	785
Deferred income taxes	431	454
Prepaid expenses	226	157
Other current assets	1,009	1,570
Current assets of discontinued operations and held for sale assets	-	191

Total current assets	8,684	9,229

NONCURRENT ASSETS
Property, Plant and Equipment:
Land	1,036	1,090
Electric generation, distribution assets and other	31,429	31,073
Accumulated depreciation	(9,562)	(8,944)
Construction in progress	2,581	1,788

Property, plant and equipment, net	25,484	25,007

Other Assets:
Investments in and advances to affiliates	1,334	1,422
Debt service reserves and other deposits	561	876
Goodwill	1,967	3,820
Other intangible assets, net of accumulated amortization of $250 and $164, respectively	462	547
Deferred income taxes	671	715
Other	2,168	2,345
Noncurrent assets of discontinued operations and held for sale assets	25	1,385

Total other assets	7,188	11,110

TOTAL ASSETS	$41,356	$45,346

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$2,327	$2,014
Accrued interest	426	327
Accrued and other liabilities	2,438	3,390
Non-recourse debt, including $294 and $259, respectively, related to variable interest entities	2,324	2,123
Recourse debt	11	305
Current liabilities of discontinued operations and held for sale businesses	-	279

Total current liabilities	7,526	8,438

NONCURRENT LIABILITIES
Non-recourse debt, including $1,173 and $1,156, respectively, related to variable interest entities	13,049	13,412
Recourse debt	6,176	6,180
Deferred income taxes	1,417	1,321
Pension and other post-retirement liabilities	1,555	1,729
Other noncurrent liabilities	3,719	3,111
Noncurrent liabilities of discontinued and held for sale businesses	-	1,348

Total noncurrent liabilities	25,916	27,101

Contingencies and Commitments (see Note 8)
Cumulative preferred stock of subsidiaries	78	78
EQUITY
THE AES CORPORATION STOCKHOLDERS’ EQUITY
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 810,312,922 issued and 743,875,691 outstanding at September 30, 2012 and 807,573,277 issued and 765,186,316 outstanding at December 31, 2011	8	8
Additional paid-in capital	8,540	8,507
Retained earnings (Accumulated deficit)	(439)	678
Accumulated other comprehensive loss	(2,905)	(2,758)
Treasury stock, at cost (66,437,231 shares at September 30, 2012 and 42,386,961 shares at December 31, 2011, respectively)	(780)	(489)

Total AES Corporation stockholders’ equity	4,424	5,946
NONCONTROLLING INTERESTS	3,412	3,783

Total equity	7,836	9,729

TOTAL LIABILITIES AND EQUITY	$41,356	$45,346

(1)	December 31, 2011 balances revised to reflect updated DPL purchase accounting allocation. For further information see our Form 10-Q for the quarter ended September 30, 2012 filed with the SEC.

THE AES CORPORATION

SEGMENT INFORMATION (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions)		(in millions)
REVENUE
Generation – Latin America(1)	$1,304	$1,301	$3,871	$3,810
Generation – North America	359	334	1,004	1,007
Generation – Europe	245	397	928	1,125
Generation – Asia	191	172	553	449
Utilities – Latin America	1,667	1,898	4,847	5,682
Utilities – North America	796	321	2,206	890
Corporate and Other(2)	297	214	937	788
Intersegment Eliminations(3) (4)	(272)	(330)	(827)	(853)

Total Revenue	$4,587	$4,307	$13,519	$12,898

GROSS MARGIN
Generation – Latin America (1)	$439	$439	$1,265	$1,307
Generation – North America	106	92	272	258
Generation – Europe	74	95	349	240
Generation – Asia	61	38	175	136
Utilities – Latin America	91	309	175	821
Utilities – North America	173	71	379	170
Corporate and Other (2)	48	(29)	135	51
Intersegment Eliminations(4)	12	(5)	24	12

Total Gross Margin	$1,004	$1,010	$2,774	$2,995

(1)	Includes Generation – Latin America – Other and Generation – Tiete.
(2)	Corporate and Other includes the Company’s Europe Utilities, Africa Utilities, Africa Generation and Wind Generation operating segments and other renewable projects.
(3)	Represents inter-segment eliminations of revenue primarily related to transfers of electricity from Tiete (Generation – Latin America) to Eletropaulo (Utilities – Latin America).
(4)	Intersegment eliminations represent eliminations of revenue and gross margin among segments.

THE AES CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in millions)		(in millions)
OPERATING ACTIVITIES:
Net income (loss)	$(1,402)	$175	$(680)	$1,085
Adjustments to net income (loss):
Depreciation and amortization	332	325	1,038	947
(Gain) loss from sale of investments and impairment expense	1,873	284	1,802	321
Deferred income taxes	29	(95)	101	(67)
Contingencies	16	(10)	51	36
(Gain) loss on the extinguishment of debt	—	37	—	52
(Gain) loss on disposal and impairment write-down – discontinued operations	1	1	(130)	1
Other	(40)	154	10	65
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(16)	(3)	(191)	(185)
(Increase) decrease in inventory	33	(30)	(10)	(118)
(Increase) decrease in prepaid expenses and other current assets	72	(82)	90	67
(Increase) decrease in other assets	(86)	(124)	(379)	(167)
Increase (decrease) in accounts payable and other current liabilities	75	454	303	200
Increase (decrease) in income tax payables, net	98	1	(151)	(151)
Increase (decrease) in other liabilities	30	49	275	227

Net cash provided by operating activities	1,015	1,136	2,129	2,313

INVESTING ACTIVITIES:
Capital expenditures	(510)	(813)	(1,581)	(1,832)
Acquisitions - net of cash acquired	(5)	(1)	(18)	(158)
Proceeds from the sale of businesses, net of cash sold	100	39	432	47
Proceeds from the sale of assets	2	67	4	89
Sale of short-term investments	1,511	1,126	5,116	4,191
Purchase of short-term investments	(1,503)	(1,139)	(4,764)	(3,632)
(Increase) decrease in restricted cash	84	(148)	11	(164)
(Increase) decrease in debt service reserves and other assets	(2)	(287)	24	(379)
Affiliate advances and equity investments	—	(31)	1	(91)
Proceeds from performance bond	—	199	—	199
Proceeds from government grants for asset construction	3	2	120	7
Other investing	(4)	9	(21)	(11)

Net cash used in investing activities	(324)	(977)	(676)	(1,734)

FINANCING ACTIVITIES:
(Repayments) borrowings under the revolving credit facilities, net	(12)	1	(322)	126
Issuance of recourse debt	—	—	—	2,050
Issuance of non-recourse debt	243	942	822	1,516
Repayments of recourse debt	(3)	(3)	(8)	(474)
Repayments of non-recourse debt	(431)	(721)	(759)	(1,489)
Payments for financing fees	(7)	(79)	(24)	(153)
Distributions to noncontrolling interests	(163)	(276)	(741)	(990)
Contributions from noncontrolling interests	—	6	12	6
Financed capital expenditures	(18)	(7)	(30)	(13)
Purchase of treasury stock	(70)	(127)	(301)	(225)
Other financing	(20)	(9)	8	(7)

Net cash (used in) provided by financing activities	(481)	(273)	(1,343)	347
Effect of exchange rate changes on cash	6	(108)	9	(79)
(Increase) decrease in cash of discontinued and held for sale businesses	—	(9)	120	1

Total increase (decrease) in cash and cash equivalents	216	(231)	239	848
Cash and cash equivalents, beginning	1,727	3,601	1,704	2,522

Cash and cash equivalents, ending	$1,943	$3,370	$1,943	$3,370

SUPPLEMENTAL DISCLOSURES:
Cash payments for interest, net of amounts capitalized	$241	$248	$1,024	$982
Cash payments for income taxes, net of refunds	$55	$141	$580	$647

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012		2011		2012		2011
Reconciliation of Adjusted Earnings Per Share(1)

Diluted earnings per share from continuing operations	$(2.09)		$(0.09)		$(1.51)		$0.46
Unrealized derivative losses(2)	—		0.01		0.07		—
Unrealized foreign currency transaction (gains)/losses(3)	(0.01)		0.08		(0.01)		0.03
Disposition/acquisition (gains)	(0.04	)(4)	—		(0.18	)(5)	—
Impairment losses	2.50	(6)	0.25	(7)	2.54	(8)	0.28	(9)
Debt retirement losses	—		0.03	(10)	—		0.04	(11)

Adjusted earnings per share	$0.36		$0.28		$0.91		$0.81

(1)

We define adjusted earnings per share (“Adjusted EPS”) as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) mark-to-market amounts related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) significant gains or losses due to dispositions and acquisitions of business interests, (d) significant losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that Adjusted EPS better reflects the underlying business performance of the Company and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to mark-to-market gains or losses related to derivative transactions, currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted EPS should not be construed as an alternative to diluted earnings per share from continuing operations, which is determined in accordance with GAAP. Beginning with the quarter ended March 31, 2012, the Company refined its process for computing the tax effects of Adjusted EPS items for interim periods. Accordingly, the Company has also reflected the refined process in the comparative three and nine months ended September 30, 2011.

(2)

Unrealized derivative losses were net of income tax per share of $0.01 and $0.01 in the three months ended September 30, 2012 and 2011 respectively, and $0.04 and $0.01 in the nine months ended September 30, 2012 and 2011, respectively.

(3)

Unrealized foreign currency transaction (gains)/losses were net of income tax per share of $(0.01) and $0.03 in the three months ended September 30, 2012 and 2011, respectively, and of $(0.01) and $0.00 in the nine months ended September 30, 2012 and 2011, respectively.

(4)	Amount primarily relates to the gain from the sale of our interest in China of $24 million ($28 million, or $0.04 per share including an income tax credit of $4 million, or $0.00 per share).
(5)

Amount primarily relates to the gain from the sale of 80% of our interest in Cartagena for $178 million ($106 million or $0.14 per share, net of income tax of $0.09 per share) and China of $24 million ($28 million, or $0.04 per share including an income tax credit of $4 million, or $0.00 per share).

(6)

Amount primarily relates to the goodwill impairment at DPL of $1.85 billion ($1.85 billion, or $2.46 per share, net of income tax of $0.00 per share), asset impairments of Wind turbines and projects of $36 million ($26 million, or $0.03 per share, net of income tax of $0.01 per share) and at Kelanitissa of $5 million ($3 million or $0.00 per share, net of noncontrolling interest and of income tax of $0.00 per share).

(7)

Amount includes equity method investment impairment at Chigen, including Yangcheng, of $79 million ($78 million or $0.10 per share, net of income tax of $0.00 per share), asset impairments at Wind of $116 million ($86 million, or $0.11 per share, net of income tax of $0.04 per share), Kelanitissa of $4 million ($4 million or $0.01 per share, net of non-controlling interest), and Bohemia of $9 million ($11 million, and $0.01 per share including an income tax credit of $2 million or $0.00 per share), and goodwill impairment at Chigen of $17 million ($13 million or $0.02 per share, net of income tax of $0.01 per share).

(8)

Amount primarily relates to the goodwill impairment at DPL of $1.85 billion ($1.85 billion, or $2.42 per share, net of income tax of $0.00 per share). Amount also includes other-than-temporary impairment of equity method investments in China of $32 million ($26 million or $0.03 per share, net of income tax of $0.01 per share), and at InnoVent of $17 million ($12 million, or $0.02 per share, net of income tax of $0.01 per share), as well as asset impairments of Wind turbines and projects of $40 million ($28 million, or $0.04 per share, net of income tax of $0.02 per share), at Kelanitissa of $17 million ($11 million or $0.01 per share, net of non-controlling interest and income tax of $0.01 per share), and at St. Patrick of $11 million ($8 million, and $0.01 per share, net of income tax of $0.00 per share).

(9)

Amount includes equity method investment impairment at Chigen, including Yangcheng, of $79 million ($78 million or $0.10 per share, net of income tax of $0.00 per share), asset impairments at Wind of $116 million ($86 million, or $0.11 per share, net of income tax of $0.04 per share), Kelanitissa of $37 million ($34 million or $0.04 per share, net of non-controlling interest), and Bohemia of $9 million ($11 million, and $0.01 per share including an income tax credit of $2 million or $0.00 per share), and goodwill impairment at Chigen of $17 million ($13 million or $0.02 per share, net of income tax of $0.01 per share).

(10)	Amount includes loss on retirement of debt at Gener of $38 million ($20 million, or $0.03 per share, net of non-controlling interest and income tax per share of $0.01).

(11)

Amount includes loss on retirement of debt at IPL of $15 million ($11 million, or $0.01 per share, net of income tax per share of $0.01) and at Gener of $38 million ($20 million, or $0.03 per share, net of non-controlling interest and income tax per share of $0.01).

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions)		(in millions)
Reconciliation of Adjusted Gross Margin(1)

Consolidated Gross Margin	$1,004	$1,010	$2,774	$2,995
Add: Depreciation and Amortization	327	303	1,019	879
Less: General and Administrative Expenses	(64)	(90)	(225)	(282)

Adjusted Gross Margin(1)	$1,267	$1,223	$3,568	$3,592

Reconciliation of Proportional Gross Margin(2)

Consolidated Gross Margin	$1,004	$1,010	$2,774	$2,995
Less: Proportional Adjustment Factor	266	440	711	1,216

Proportional Gross Margin(2)	$738	$570	$2,063	$1,779

Reconciliation of Proportional Adjusted Gross Margin (1),(2)

Consolidated Adjusted Gross Margin	$1,267	$1,223	$3,568	$3,592
Less: Proportional Adjustment Factor	336	525	932	1,472

Proportional Adjusted Gross Margin (1),(2)	$931	$698	$2,636	$2,120

(1)

Adjusted Gross Margin (a non-GAAP financial measure) is defined by the Company as: Gross margin plus depreciation and amortization less general and administrative expenses. AES believes adjusted gross margin is a useful measure for evaluating and comparing the operating performance of its businesses because it includes the direct operating costs of its business including overhead related expenses and excludes potential differences caused by variations in capital structures affecting interest income and expense, tax positions, such as the impact of changes in effective tax rates and the impact of depreciation and amortization expense.

(2)	See footnote (2) on Guidance Elements for definition of proportional financial metrics.

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions)		(in millions)
Calculation of Maintenance Capital Expenditures for Free Cash Flow (1) Reconciliation Below:

Maintenance Capital Expenditures,	$215	$209	$668	$645
Environmental Capital Expenditures	19	27	52	59
Growth Capital Expenditures	294	584	891	1,141

Total Capital Expenditures	$528	$820	$1,611	$1,845

Reconciliation of Proportional Cash Flow from Operating Activities(2)

Consolidated Cash Flow from Operating Activities	$1,015	$1,136	$2,129	$2,313
Less: Proportional Adjustment Factor	(359)	(511)	(685)	(1,075)

Proportional Cash Flow from Operating Activities(2)	$656	$625	$1,444	$1,238

Reconciliation of Free Cash Flow(1)

Consolidated Cash Flow from Operating Activities	$1,015	$1,136	$2,129	$2,313
Less: Maintenance Capital Expenditures, net of reinsurance proceeds	(211)	(214)	(654)	(639)
Less: Environmental Capital Expenditures	(19)	(27)	(52)	(59)

Free Cash Flow(1)	$785	$895	$1,423	$1,615

Reconciliation of Proportional Free Cash Flow(1),(2)

Proportional Cash Flow from Operating Activities	$656	$625	$1,444	$1,238
Less: Proportional Maintenance Capital Expenditures net of reinsurance proceeds and Proportional Environmental Capital Expenditures	155	165	495	474

Proportional Free Cash Flow(1),(2)	$501	$460	$949	$764

(1)

Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

(2)	See footnote (2) on Guidance Elements for definition of proportional financial metrics.

The AES Corporation

Parent Financial Information

Parent only data: last four quarters ($ in millions)	4 Quarters Ended
Total subsidiary distributions & returns of capital to Parent	September 30, 2012 Actual	June 30, 2012 Actual	March 31, 2012 Actual	December 31, 2011 Actual
Subsidiary distributions(1) to Parent & QHCs	$1,252	$1,267	$1,287	$1,337
Returns of capital distributions to Parent & QHCs	143	233	207	152

Total subsidiary distributions & returns of capital to Parent	$1,395	$1,500	$1,494	$1,489

Parent only data: quarterly ($ in millions)	Quarter Ended
Total subsidiary distributions & returns of capital to Parent	September 30, 2012 Actual	June 30, 2012 Actual	March 31, 2012 Actual	December 31, 2011 Actual
Subsidiary distributions to Parent & QHCs	$331	$374	$176	$371
Returns of capital distributions to Parent & QHCs	12	34	83	14

Total subsidiary distributions & returns of capital to Parent	$343	$408	$259	$385

Parent Company Liquidity (2) ($ in millions)	Balance at
	September 30, 2012 Actual	June 30, 2012 Actual	March 31, 2012 Actual	December 31, 2011 Actual
Cash at Parent & Cash at QHCs (3)	$444	$240	$133	$200
Availability under credit facilities	795	795	778	493

Ending liquidity	$1,239	$1,035	$911	$693

(1)

Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of the difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2)

Parent Company Liquidity is defined as cash at the Parent Company plus availability under corporate credit facilities plus cash at qualified holding companies (QHCs). AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES’s indebtedness.

(3)

The cash held at QHCs represents cash sent to subsidiaries of the company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company. Cash at those subsidiaries was used for investment and related activities outside of the

US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

THE AES CORPORATION

2012 FINANCIAL GUIDANCE ELEMENTS(1)

2012 Updated Financial Guidance (as of 11/7/2012)
	Consolidated	Proportional Adjustment Factors(2)	Proportional

Income Statement Elements
Gross Margin	$3,600 to 3,800 million	$950 million	$2,650 to 2,850 million
Adjusted Gross Margin(3)	$4,725 to 4,925 million	$1,300 million	$3,425 to 3,625 million
Adjusted Earnings Per Share(4)	$1.22 to 1.30

Cash Flow Elements
Net Cash From Operating Activities	$2,900 to 3,100 million	$975 million	$1,925 to 2,125 million
Operational Capital Expenditures (a)	$1,050 to 1,125 million	$300 million	$725 to 850 million
Environmental Capital Expenditures (b)	$100 to 125 million	$25 million	$75 to 100 million
Maintenance Capital Expenditures (a + b)	$1,150 to 1,250 million	$325 million	$800 to 950 million
Free Cash Flow (5)	$1,700 to 1,900 million	$650 million	$1,050 to 1,250 million
Subsidiary Distributions(6)	$1,325 to 1,525 million
Parent Free Cash Flow (7)	$550 to 650 million

Reconciliation of Free Cash Flow
Net Cash from Operating Activities	$2,900 to 3,100 million	$975 million	$1,925 to 2,125 million
Less: Maintenance Capital Expenditures	$1,150 to 1,250 million	$325 million	$800 to 950 million

Free Cash Flow (5)	$1,700 to 1,900 million	$650 million	$1,050 to 1,250 million

Reconciliation of Parent Free Cash Flow
Subsidiary distributions	$1,325 to 1,525 million
Less: Cash Interest	$450 to 500 million
Less: Cash for development, SGA, and taxes	$325 to 375 million
Parent Free Cash Flow (7)	$550 to 650 million

Reconciliation of Adjusted Gross Margin
Gross Margin	$3,600 to 3,800 million	$950 million	$2,650 to 2,850 million
Plus: Depreciation & Amortization	$1,400 to 1,500 million	$350 million	$1,050 to 1,150 million
Less: General & Administrative	$300 to 350 million		$300 to 350 million

Adjusted Gross Margin(3)	$4,725 to 4,925 million	$1,300 million	$3,425 to 3,625 million

Reconciliation of Adjusted Pre-Tax Contribution (8)
Adjusted Pre-Tax Contribution(8) Before Corporate Charges	$1,900 to 2,100 million
Less: Corporate Charges	$650 to 750 million
Adjusted Pre-Tax Contribution(8) After Corporate Charges.	$1,250 to 1,350 million

(1)	2012 Guidance is based on expectations for future foreign exchange rates and commodity prices as of September 30, 2012.
(2)

AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company’s estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Net Cash from Operating Activities (Operating Cash Flow) is a GAAP metric which presents the Company’s cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company’s economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company’s economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company’s economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company’s equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.
(3)

Adjusted Gross Margin is reconciled above. Adjusted Gross Margin (a non-GAAP financial measure) is defined by the Company as gross margin plus depreciation and amortization less general and administrative expenses. AES believes adjusted gross margin is a useful measure for evaluating and comparing the operating performance of its businesses because it includes the direct operating costs of its business including overhead related expenses and excludes potential differences caused by variations in capital structures affecting interest income and expense, tax positions, such as the impact of changes in effective tax rates and the impact of depreciation and amortization expense.

(4)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) significant gains or losses due to dispositions and acquisitions of business interests, (d) significant losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to diluted earnings per share from continuing operations, which is determined in accordance with GAAP. Non-GAAP financial measure as reconciled in the table.

(5)

Free Cash Flow is reconciled above. Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

(6)

Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of the difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(7)

Parent Free Cash Flow is reconciled above. Parent Free Cash Flow (a non-GAAP financial measure) should not be construed as an alternative to Net Cash Provided by Operating Activities which is determined in accordance with GAAP. Parent Free Cash Flow is equal to subsidiary distributions less cash used for dividends, share repurchases, growth investments, recourse debt repayments, and other uses by the Parent Company.

(8)

Adjusted Pre-Tax Contribution (a non-GAAP financial measure) represents pre-tax income from continuing operations attributable to AES excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) significant gains or losses due to dispositions and acquisitions of business interests, (d) significant losses due to impairments, and (e) costs due to the early retirement of debt. It includes net equity in earnings of affiliates, on an after-tax basis. The GAAP measure most comparable to Adjusted PTC is income from continuing operations attributable to AES. AES believes that Adjusted PTC better reflects the underlying business performance of the Company and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to unrealized gains or losses related to derivative transactions, unrealized foreign currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Earnings before tax represents the business performance of the Company before the application of statutory income tax rates and tax adjustments, including the affects of tax planning, corresponding to the various jurisdictions in which the Company operates. Adjusted PTC should not be construed as an alternative to income from continuing operations attributable to AES, which is determined in accordance with GAAP.